Exhibit 10.1



                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Michael Sorell (the "Executive") and Neurologix, Inc., a Delaware corporation (the "Company") as of September 21, 2004 (the "Commencement Date").

         WHEREAS, the Company desires to provide for the service and employment of the Executive with the Company and the Executive wishes to perform services for the Company, all in accordance with the terms and conditions provided herein.

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Executive and the Company hereby agree as follows:

         Section 1. EMPLOYMENT. The Company does hereby employ the Executive and the Executive does hereby accept employment as Chief Executive Officer of the Company. The Executive shall have all the duties, responsibilities and authority attendant to the office of a chief executive and shall render services consistent with such position on the terms set forth herein and shall report to the Board of Directors of the Company (the "Board") with his primary contact being the Chairman of the Board. In addition, the Executive shall have such other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to him by the Board, to the extent consistent with his position and status as set forth above. The Executive agrees to devote all of his working time and efforts to the business and affairs of the Company, subject to periods of vacation and sick leave to which he is entitled, and shall not engage in activities that substantially interfere with such performance; provided, however, that this Agreement shall not be interpreted to prohibit the Executive from continuing his current consulting relationships with Cascadia Capital LLC, Special Situations Fund and NGN Capital, and membership on the boards of directors of SCOLR Pharma, Inc. and Applied NeuroSolutions, Inc., to the extent that such relationships and board memberships do not interfere with Executive's fulfillment of his duties to the Company.

         Section 2. TERM OF AGREEMENT. Subject to Section 6 hereof, the term (the "Term") of this Agreement shall commence on the Commencement Date and shall continue for a period of eighteen (18) months (the "Initial Term"); provided that, upon expiration of the Initial Term, the Term shall be automatically extended an additional eighteen (18) months, unless the Executive or the Company shall provide to the other a written notice of non-renewal prior to the expiration of the Initial Term (the "Notice of Non-Renewal").

         Section 3. BOARD MEMBERSHIP. Simultaneously with the execution hereof, the Company shall cause the Executive to be appointed to the Board as a Class I Director and the Executive shall continue to serve as a member of the Board throughout his period of employment as Chief Executive Officer of the Company, subject to the By-laws of the Company. The Executive shall not be paid any additional compensation for his service as a member of the Board but shall be entitled to reimbursement for expenses in accordance with the policies of the Board.

         Section 4. LOCATION. Although the Company's corporate offices are located in Fort Lee, New Jersey, the Executive may choose to use his home office and equipment if it does not unreasonably interfere with Executive's fulfillment of his duties to the Company. If the Executive so chooses to use his home office and equipment, he agrees to do so without any charge to the Company for the cost associated with doing so; to the extent that any additional equipment or software is required to perform his services, such equipment will be provided by the Company.

         Section 5. COMPENSATION.

                    (a) BASE SALARY. Effective as of the Commencement Date, the Company shall pay the Executive a base salary ("Base Salary") at an initial rate of $150,000 per year, payable in accordance with the Company's policies relating to salaried employees, but no less frequently than monthly. The Executive's Base Salary shall be increased as set forth below, in each case effective as of the closing date of the relevant triggering event.

                        (i) In the event that the Company closes a financing with gross proceeds equal to at least $2.5 million ($2,500,000), including corporate partner contributions in the form of up-front payments or payments based on milestones which, in the judgment of the Board, are likely to be realized within eighteen (18) months following the date of such closing (the "Corporate Payments"), then the Executive's base salary shall be increased to $175,000.

                        (ii) In the event that the Company enters into a corporate partnership pursuant to which, in the judgment of the Board, the Company shall be able to defray more than fifty percent (50%) of the Company's future clinical trial costs for its Parkinson's disease or epilepsy protocols, then the Executive's base salary shall be increased to $175,000.

                        (iii) In the event that the Company closes a financing including Corporate Payments in an amount that is equal to or greater than $2.5 million ($2,500,000) but less than $5 million ($5,000,000), then the Executive's base salary shall be increased to an amount between $175,000 and $200,000 that is proportional to the linear increase between $2.5 million ($2,500,000) and $5 million ($5,000,000).

                        (iv) In the event that the Company closes a financing including Corporate Payments in an amount that is at least $5 million ($5,000,000), then the Executive's base salary shall be increased to $200,000.

                    (b) ANNUAL BONUS. The Executive shall not be entitled to receive any guaranteed bonus, provided that the Board, in its sole discretion, may grant to the Executive a performance-based bonus based on the achievement of certain goals, including but not limited to completion of out-licensing agreements or other revenue-generating transactions.

                    (c) EQUITY PARTICIPATION. As of the Commencement Date, the Executive shall be granted the following stock options in accordance with the Company's 2000 Stock Option Plan and a stock option agreement to be entered into by and between the Company and the Executive (the "Stock Option Agreement") in accordance with the terms set forth in this Agreement. The exercise price of the options referred to in (i) and (ii) of this subparagraph 5(c) shall be $0.75 and all such options shall have a term of ten (10) years unless terminated earlier as set forth below or in the Stock Option Agreement (which shall be in accordance with the terms of this Agreement). The stock options described below are intended to qualify as incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), to the maximum extent permitted under the Code as set forth in the Stock Option Agreement.

                         (i) Base Grant. The Executive shall be granted an option to purchase 250,000 shares of Company common stock (the "Base Grant") which options shall vest with respect to (A) 25,000 shares on the date hereof, (B) 100,000 shares on March 31, 2005, (C) 100,000 shares on December 31, 2005 and (D) 25,000 shares on March 31, 2006, and shall become exercisable with respect to (x) 125,000 shares on March 31, 2005, (y) 100,000 shares on December 31, 2005 and (z) 25,000 shares on March 31, 2006.

                         (ii) Incentive Grant. The Executive shall be granted an option to purchase 900,000 shares of Company common stock (the "Incentive Grant"). Except as otherwise provided in this subparagraph 5(c)(ii), notwithstanding anything to the contrary herein, the Incentive Grant shall expire on June 30, 2005 if, for any reason, the Company has not closed a financing(s) and/or Corporate Payment transaction with gross proceeds of at least five million dollars ($5 million) on or prior to such date. If the Company does close a financing(s) described above prior to June 30, 2005, at a price per share of Company common stock that is at least $1.30 but less than $2.65 (without taking into account the value of warrants, if any, included in the financing), then, upon closing of such financing(s), one percent (1%) of the shares of Company common stock underlying the Incentive Grant shall expire for each $0.03 decrement of price below $2.65 per share. The unexpired portion of the Incentive Grant shall vest one-third on the closing of the last financing(s) on or prior to June 30, 2005, and two-thirds monthly ratably over the subsequent twenty-four (24) month period, provided that the Executive remains either a director or an officer of the Company during such time. For purposes of this paragraph 5(c), the "price per share" shall be calculated using the weighted average of all financings done at a price greater than or equal to $1.30 prior to June 30, 2005. All share prices referenced herein shall be adjusted for all stock splits, reverse splits, stock dividends, recapitalization and similar transactions. In the event that all equity offerings done at prices per share greater than $1.30 do not equal five million ($5 million), then Corporate Payments shall be included in calculating the five million ($5 million) threshold referred to in this paragraph 5(c).

                         (iii) Change of Control. In the event that there is consummated a transaction pursuant to which (A) in the case of a merger or other reorganization, the Company is not the surviving entity or (B) the Company sells all or substantially all of its assets ("Change of Control"), then all outstanding stock options, whether vested or unvested, exercisable or not exercisable, shall vest and become exercisable, provided that the Incentive Grant shall vest only if, and to the extent that the condition for exercisability thereof set forth in subparagraph 5(c)(ii) shall have been satisfied on or before the closing of such Change of Control; and provided that this paragraph 5(c)(iii) shall not apply to any Change of Control in which:
         (i) a majority of the Board of Directors of the Company remains the same before and after the Change of Control; or (ii) the Executive continues to be employed by the Company in accordance with the terms of this Agreement after the Change of Control.

                    (d)  FRINGE BENEFITS.

                         (i) General. The Executive shall be entitled to participate in each health, disability, fringe, welfare and pension benefit and incentive program adopted from time to time by the Company for the benefit of, and which generally apply to, similarly situated employees of the Company.

                         (ii) Vacation. The Executive shall be entitled to take three (3) weeks of paid vacation annually, subject to the terms of the Company's vacation policies as they relate to executive officers.

(e) REIMBURSEMENTS. The Company shall promptly reimburse the Executive for all direct expenses incurred by the Executive in the performance of his duties under this Agreement, including travel and entertainment.

         Section 6. TERMINATION.

                    (a) NOTICE OF TERMINATION.

                         (i) "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

                         (ii) Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof.

                    (b) DATE OF TERMINATION. Upon the Date of Termination, the Term shall expire. "Date of Termination" shall mean:

                         (i) if the Executive's employment is terminated because of death, the date of the Executive's death, or

                         (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not be a date prior to the date such Notice of Termination is given or the expiration of any required notice period.

                    (c) ACCRUED AND UNPAID BENEFITS. Following the termination of the Executive's employment with the Company for any reason, the Executive shall receive:

                         (i) any earned, but unpaid, Base Salary,

                         (ii) any earned, but unpaid, bonus,

                         (iii) the cash equivalent of any accrued, but unused, vacation and

                         (iv) any accrued employee benefits, subject to the terms of the applicable employee benefit plans.

                    The amounts payable under subparagraphs 6(c)(i),
(ii) and (iii) shall be paid within thirty (30) days following the Date of Termination.

                    (d) DEATH OR DISABILITY. In the event that the Executive's employment hereunder is terminated by reason of the Executive's death or Disability (as defined below), the Company shall pay the amounts described in
Section 6(c) above and all benefits payable to the Executive, if any, under the terms of the Company's compensation and benefit plans, programs or arrangements. All outstanding stock options, whether vested or unvested, exercisable or not exercisable, shall as of the Date of Termination, vest and become exercisable, provided that the Incentive Grant shall vest only if, and to the extent, the condition for exercisability thereof set forth in subparagraph 5(c)(ii) hereof shall have been satisfied on or before the Date of Termination. All vested options which are then exercisable shall remain exercisable by the Executive or the Executive's legal representative for a period of ninety (90) days from the Date of Termination, but in no event beyond the original term of the option, and shall thereafter terminate. For the purposes of this Agreement, "Disability" shall mean that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company. The Executive's Disability will be established if a qualified medical doctor selected by the parties so certifies in writing. If the parties are unable to agree on the selection of such a doctor, each party will designate a qualified medical doctor who together will select a third doctor who will make the determination. The Executive will make himself available for an examination by a doctor selected in accordance with this paragraph (d).

                    (e) TERMINATION FOR CAUSE. The Company may terminate the Executive's employment under this Agreement for Cause (as defined below) at any time, in which event any rights of the Executive to continued employment under the Agreement shall thereupon cease and the Executive shall immediately resign from his position as a member of the Board. Upon a termination for Cause, the Company shall pay to the Executive the amounts described in Section 6(c) above. As of the Date of Termination, all outstanding unvested options to purchase Company common stock shall terminate immediately.

                         (i) As used herein, termination for "Cause" shall mean the occurrence of any of the following:

                              (A) that Executive shall have been convicted of,
                  or pleads guilty or nolo contendere to, a misdemeanor involving theft or moral turpitude or any felony;

                              (B) that Executive shall have engaged in conduct
                  that constitutes gross neglect or willful gross misconduct (including misappropriation or embezzlement of property of, or fraud with respect to, the Company or its subsidiaries or their affiliates) with respect to Executive's employment duties; provided, however, that for purposes of determining whether conduct constitutes willful gross misconduct, no act on Executive's part shall be considered "willful" unless it is done by Executive in bad faith and without reasonable belief that his action was in the best interests of the Company; or

                              (C) The Executive violates any material provision
                  of the Company's Code of Conduct and Ethics.

                         (ii) Notwithstanding the foregoing, the Company may not terminate Executive's employment for Cause unless (x) a determination that Cause exists is made and approved by a majority of the Board (excluding the Executive) and (y) Executive is given at least fifteen (15) days written notice of the Board meeting called to make such determination and, if curable, an opportunity to cure during such notice period.

                    (f) TERMINATION OTHER THAN FOR CAUSE. The Company may terminate the Executive's employment under this Agreement without Cause at any time, in which event any rights of the Executive to continued employment under the Agreement shall thereupon cease. In the event of such a termination without Cause, the Executive shall be entitled to receive a lump sum payment on the Date of Termination equal to the greater of (i) 25% of Base Salary then in effect or (ii) the amount of Base Salary then in effect that the Executive would have received had he remained employed for the remainder of the Term. The Executive shall also be entitled to receive continued health and medical benefits for the longer of three (3) months from the Date of Termination or the remainder of the Term. In addition, the Company shall pay to the Executive the amounts set forth in Section 6(c) hereof. All outstanding stock options, whether vested or unvested, exercisable or not exercisable, shall as of the Date of Termination, vest and become exercisable, provided that the Incentive Grant shall vest only if, and to the extent, the condition for exercisability thereof set forth in subparagraph 5(c)(ii) hereof shall have been satisfied on or before the Date of Termination. All vested options shall remain exercisable by the Executive for a period of ninety (90) days from the Date of Termination, but in no event beyond the original term of the option, and shall thereafter terminate. In the event the Company sends a Notice of Non-Renewal as provided in paragraph 2 hereof, then (i) the Company shall pay to the Executive the amounts set forth in section 6(c) hereof, (ii) the Executive shall be entitled to receive a lump sum payment on the Date of Termination equal to twenty-five percent (25%) of Base Salary as then in effect, (iii) the Executive shall receive continued health and medical benefits for a period of three (3) months from the date of Termination, and (iv) all the provisions of this section 6(f) regarding all outstanding stock options shall be applicable.

                    (g) TERMINATION BY THE EXECUTIVE.

                         (i) In the event that the Executive terminates his employment hereunder, any outstanding vested and unvested stock options (regardless of exercisability) shall expire and terminate on the Date of Termination and the Executive shall be entitled to receive only the amounts set forth in Section 6(c) above; provided, however, that such options shall not expire or terminate if Executive remains on the Board of Directors or if Executive and the Company reach a mutually acceptable agreement regarding such options.

                         (ii) The Executive shall have the right to terminate his employment for Good Reason (as defined below). In the event that the Executive terminates his employment for Good Reason, he shall be entitled to receive a lump sum payment on the Date of Termination equal to the greater of (i) 25% of Base Salary then in effect or (ii) the amount of Base Salary then in effect that the Executive would have received had he remained employed for the remainder of the Term. The Executive shall also be entitled to receive continued health and medical benefits for the longer of three (3) months or the remainder of the Term. In addition, the Company shall pay to the Executive the amounts set forth in Section 6(c) hereof. All outstanding stock options, whether vested or unvested, exercisable or not exercisable, shall as of the Date of Termination, vest and become exercisable, provided that the Incentive Grant shall vest only if, and to the extent, the condition for exercisability thereof set forth in subparagraph 5(c)(ii) hereof shall have been satisfied on or before the Date of Termination. All vested options shall remain exercisable by the Executive for a period of ninety (90) days from the Date of Termination, but in no event beyond the original term of the option, and shall thereafter terminate.

                         (iii) "Good Reason" shall mean any of the following actions or failures to act, but in each case only if it occurs while the Executive is employed by the Company and then only if it is not consented to by the Executive in writing:

                              (A) a material adverse change in the Executive's
                  title, duties or responsibilities including the assignment to the Executive of any duties that are materially inconsistent with his status as Chief Executive Officer of the Company; or

                              (B) a reduction by the Company in the Executive's
                  Base Salary;

                              (C) a Change of Control (as defined in Section
                  5(c)(iii) hereof), provided that this Section 6(g)(iii) shall not apply to any Change of Control in which: (i) a majority of the Board of Directors of the Company remains the same before and after the Change of Control; or (ii) the Executive continues to be employed by the Company in accordance with the terms of this Agreement after the Change of Control.

                           For purposes of this definition, none of the actions
                  described in clauses (A) through (C) above shall constitute "Good Reason" with respect to the Executive if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within 30 days after receipt of written notice thereof given by the Executive (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30 day period, provided that the Company has commenced such remedy within said 30 day period); provided that "Good Reason" shall cease to exist for any action described in clauses (A) through (C) above on the 60th day following the later of the occurrence of such action or the Executive 's knowledge thereof, unless the Executive has given the Company written notice thereof prior to such date.

                    (h) RELEASE OF EMPLOYMENT CLAIMS. The Executive agrees, as a condition to receipt of the payments and benefits provided for in sections 6(f) and (g) hereof, that he will execute a release agreement, releasing any and all claims arising out of the Executive's employment (other than enforcement of this Agreement and the Executive's rights under any of the Company's incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement).

         Section 7. CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION; INTELLECTUAL PROPERTY.

                    (a) CONFIDENTIALITY. "Confidential Information" shall mean non-public information about the Company and its subsidiaries or their affiliates, and their respective clients and customers that is not disclosed by the Company or its subsidiaries for financial reporting purposes and that was learned by the Executive in the course of his employment with the Company, including, without limitation, any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes and records (including computer records) of the documents containing such Confidential Information. Confidential Information does not include information regarding the Executive's own compensation and benefits.

                         (i) The Executive acknowledges that in his employment with the Company, he will occupy a position of trust and confidence. The Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by the Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information.

                         (ii) The Executive acknowledges that all Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries, and that such Confidential Information gives the Company and its subsidiaries a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of or for the benefit of the Company and its subsidiaries or their affiliates or prepared by the Executive during the term of his employment by the Company, but excluding documents relating to the Executive's own compensation and benefits.

                    (b) NON-COMPETITION. During the Executive's employment with the Company and during the one (1) year period commencing on the Date of Termination, if any, or the expiration of the Term, the Executive shall not, directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, compete with the Company or any of its affiliates or subsidiaries in any business in which any of them is engaged or developing while the Executive is employed with Company (such businesses are hereinafter referred to as the "Business"), or assist, become interested in or be connected with any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business. For purposes of this Section 7, the Business consists of any venture for profit involving central nervous system gene therapy; provided however that for purposes of this subparagraph 7(b), the top 20 pharmaceutical companies (based on worldwide sales) shall not be deemed to be in competition with the Company provided that the Executive's position within any such top 20 pharmaceutical company does not relate to or involve central nervous system gene therapy. During the one (1) year period commencing on the Date of Termination, the restrictions imposed by this Section 7(b) shall not apply to any business in which the Company or its affiliates and subsidiaries were not engaged, or developing, at the time of termination of the Executive's employment hereunder or to any geographic area in which the Company or its affiliates and subsidiaries were not engaged in the Business at the time of termination. Notwithstanding anything herein to the contrary, the Executive's consulting relationships and board memberships set forth in Section 1 hereof shall not be deemed to be a violation of this Section 7(b).

                    (c) NON-SOLICITATION OF CUSTOMERS AND SCIENTIFIC ADVISERS. During the Executive's employment with the Company and during the one (1) year period commencing on the Date of Termination, if any, or the expiration of the Term, the Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or their affiliates to divert their business to any business, individual, partner, firm, corporation or other entity that is then a direct competitor of the Company or its subsidiaries or their affiliates (each such competitor, a "Competitor of the Company"); provided, however, that if the Executive is employed by customers or suppliers of the Company following his termination of employment and such employment does not violate Section 7(b) hereof, the normal execution of his duties in connection with such employment shall not constitute a violation of this Section 7(c).

                    (d) NON-SOLICITATION OF EMPLOYEES.

                         (i) The Executive recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or their affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company and its subsidiaries or their affiliates.

                         (ii) The Executive recognizes that he will also possess confidential information about scientific consultants and advisers to the Company and its subsidiaries or their affiliates relating to their experience, skills, abilities and their professional relationships with the Company and its subsidiaries or the affiliates.

                         (iii) The Executive agrees that, during the Executive's employment with the Company and during the one (1) year period commencing on the Date of Termination he will not, directly or indirectly, solicit or recruit any employee, scientific consultant or scientific advisor of the Company or its subsidiaries or their affiliates for the purpose of being employed, or retained as the case may be, by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees, scientific consultants or scientific advisors of the Company and its subsidiaries or their affiliates to any other person.

                         (iv) The provisions of subparagraphs 7(b), (c) and (d) hereof shall not apply if the Executive is terminated without cause or resigns for good reason.

                    (e) INTELLECTUAL PROPERTY. The Executive shall disclose promptly and in writing to the Company all inventions, creative works and any other intellectual property, whether or not patentable or copyrightable, conceived or created solely or jointly by the Executive during the period of his employment which relate to the business of the Company, and the Executive shall assign all of his interest in them to the Company. The Executive shall execute all papers at the Company's expense, which the Company shall deem necessary to apply for and obtain domestic and foreign patents and copyright registrations, and to protect and enforce the Company's interest in them. These obligations shall continue beyond the period of the Executive's employment with respect to inventions or creations conceived or made by the Executive alone or in conjunction with other employees or consultants of the Company or its subsidiaries or their affiliates during the period of his employment.

                    (f) REMEDIES. In the event of a breach or threatened breach of this Section 7, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

                    (g) SURVIVAL OF PROVISIONS. The obligations contained in this Section 7 shall, to the extent provided in this Section 7, survive the termination or expiration of the Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

         Section 8. NO VIOLATION OF THIRD-PARTY RIGHTS.

                    (a) The Executive hereby represents, warrants and covenants to the Company that the Executive:

                         (i) shall not, in the course of his employment with the Company, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, trade secrets or other proprietary rights);

                         (ii) is not a party to any agreements with third parties that prevent him from fulfilling the terms of employment and the obligations of this Agreement or which would be breached as a result of his execution of this Agreement; and

                         (iii) agrees to respect any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as the case may be.

                    (b) If the Executive is in breach of any of the foregoing representations, warranties and covenants and a court of competent jurisdiction issues a final order (not including a temporary restraining order or other order subject to interlocutory appeal) precluding the Executive from performing his duties hereunder, the Company shall be entitled to terminate this Agreement and treat the Executive as if he were terminated for Cause.

         Section 9. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.

         Section 10. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand, facsimile or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon delivery or three (3) days after mailing or twenty-four (24) hours after transmission of a facsimile to the respective persons named below:

                   (a) If to the Company:


                       Neurologix, Inc.
                       One Bridge Plaza
                       Fort Lee, NJ 07024
                       Attn: Chairman
                       Telephone:  (201) 592-6451

                       If to the Executive:

                       Dr. Michael Sorell
                       245 Woodbury Road
                       Washington, Connecticut 06793
                       Telephone:  (860) 868-0419

                       With a copy to:

                       K. Ann McDonald Robinson Murphy & McDonald
                       100 Park Avenue New York, New York 10017
                       Telephone:  (212) 953-3889

Either party may change such party's address for notices by notice duly given pursuant hereto.

         Section 11. DISPUTE RESOLUTION; ATTORNEYS' FEES. The Company and the Executive agree that any dispute arising as to the parties' rights and obligations hereunder, other than with respect to Section 7 hereof, shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association for resolution of employment disputes then in effect and/or commercial disputes. Each party shall have the right, in addition to any other relief granted by such arbitrator (or by any court with respect to relief granted with respect to Section 7 hereof), to reasonable attorneys' fees based on a determination by the arbitrator (or, with respect to Section 7 hereof, the court) of the extent to which each party has prevailed as to the material issues raised the dispute.

         Section 12. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

         Section 13. ENTIRE AGREEMENT; TERMINATION OF PRIOR AGREEMENTS. This Agreement, together with the Stock Option Agreement, contains the entire understanding of the parties relating to the employment of the Executive. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to the Executive's employment and compensation by the Company.

         Section 14. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

         Section 15. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and the Executive shall not assign or transfer this Agreement or any rights or obligations hereunder. In the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity or any similar event, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

         Section 16. SEVERABILITY. Except as provided in Section 7(g) hereof, in the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as little as possible to give as much effect as possible to the intentions of the parties under this Agreement.

         Section 17. HEADINGS; INCONSISTENCY. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

         Section 18. COUNTERPARTS. This Agreement may be executed in counterparts (including counterparts delivered by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         Section 19. REPRESENTATION BY COUNSEL; INTERPRETATION. Each party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement. Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto signed this Agreement on the date first above written.

                                   NEUROLOGIX, INC.


                                   /s/ Mark S. Hoffman
                                   ------------------------------------------
                                   By: Mark S. Hoffman
                                   Title: Secretary and Treasurer


                                   EXECUTIVE


                                   /s/ Michael Sorell
                                   ------------------------------------------
                                   Michael Sorell